Exhibit 10.1

FIFTH AMENDMENT TO OFFICE BUILDING LEASE

THIS FIFTH AMENDMENT TO OFFICE BUILDING LEASE (this "Amendment" or "Fifth Amendment") is made as of June 19, 2014 (the "Effective Date"), by and between HACIENDA PORTFOLIO VENTURE LLC, a Delaware limited liability company ("Landlord"), and ZELTIQ AESTHETICS, INC., formally known as Juniper Medical Inc., a Delaware corporation ("Tenant").

RECITALS

A. Crosstown Ventures II, LLC (predecessor-in-interest to Landlord) and Tenant, entered into that certain Office Building Lease dated as of December 22, 2006 ("Initial Lease"), as amended by that certain First Amendment to Office Building Lease (the "First Amendment"), by and between Landlord and Tenant, dated as of July 11, 2007, as further amended by that certain Second Amendment to Office Building Lease (the ''Second Amendment"), by and between Landlord and Tenant, dated as of September 24, 2010, as further amended by that certain Third Amendment to Office Building Lease (the "Third Amendment"), by and between Landlord and Tenant, dated as of August 7, 2012, and as further amended by that certain Fourth Amendment to Office Building Lease (the "Fourth Amendment"), by and between Landlord and Tenant, dated as of April 22, 2013 (the Initial Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment is collectively referred to herein as the "Lease'') for approximately 45,858 rentable square feet (the "Existing Space") consisting of (i) approximately 42,620 rentable square feet (the "Willow Building Space") consisting of the entire building located at 4696-4698 Willow Road, Pleasanton, California (Building One) (the "Willow Building"), and (ii) approximately 3,228 rentable square feet, Suite 205 (the "Suite 205 Space"), located on the 2nd floor of the building located at 5934 Gibraltar Drive, Pleasanton, California (Building Two) (the "Gibraltar Building").

B. The scheduled term expiration date for the Suite 205 Space is June 30, 2014. The scheduled term expiration date for the Willow Building Space is December 31, 2014.

C.     Tenant has the option to extend the term for the Suite 205 Space from July 1,
2014 through and including December 31, 2014 pursuant to the terms and provisions set forth in Paragraph 7 of the Fourth Amendment. By its execution of this Amendment, Tenant is irrevocably exercising the option to extend set forth in Paragraph 7 of the Fourth Amendment which extends the term for the Suite 205 Space through and including December 31, 2014. The parties agree that the Base Rent payable for the Suite 205 Space from July I, 2014 through and including December 31, 2014 shall be $1.85 per rentable square foot of the Suite 205 Space per month.

D. Tenant desires to lease from Landlord approximately 8,298 rentable square feet, Suite 20 I, located on the 2nd floor of the Gibraltar Building (the "Additional Space"). On the Additional Space Term Commencement Date (as defined in Paragraph 5 below), the Existing Space and the Additional Space shall be collectively referred to as the "Leased Premises.''

E. Landlord and Tenant desire to amend the Lease as set forth in this Amendment. Any capitalized term used but not defined herein shall have the meaning given to it in the Lease.

NOW, THEREFORE, in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

AGREEMENT

1. Recitals. The parties hereby confirm the accuracy of the foregoing Recitals which are incorporated herein by this reference.

2. Leased Premises. Effective as of the Additional Space Tenn Commencement Date, the definition of Leased Premises defined in the Basic Lease Information sheet of the Lease shall be deleted in its entirety and replaced with the following:

"Leased Premises:
Approximately 54,146 rentable square feet consisting of (i) approximately 42,620 rentable square feet consisting of the entire building located at 4696-4698 Willow Road, Pleasanton, California (Building One), (ii) approximately 3,228 rentable square feet, Suite 205, located on the 2nd floor of the building located at 5934 Gibraltar Drive, Pleasanton, California (Building Two), and (iii) approximately 8,298 rentable square feet, Suite 201, located on the 2nd floor of the building located at 5934 Gibraltar Drive, Pleasanton, California (Building Two), as outlined on Exhibit A"

Effective as of the Additional Space Term Commencement Date, Exhibit A of the Lease (Floor Plan of the Leased Premises) shall be deleted in its entirety and the floor plan for the Leased Premises shall be as shown on the replacement Exhibit A attached hereto and made a part hereof.

3. Base Year. Effective as of the Additional Space Term Commencement Date, the Base Year for the Leased Premises (the Existing Space and the Additional Space) shall be the calendar year 2015.

4. Rentable Area. Effective as of the Additional Space Term Commencement Date, the definition of Rentable Area defined in the Basic Lease Information sheet of the Lease shall be deleted in its entirety and replaced with the following:

"Rentable Area:
Leased Premises: Approximately 54,146 rentable square feet
Building One: Approximately 42,620 rentable square feet
Building Two: Approximately 41,700 rentable square feet
Project: Approximately 84,320 rentable square feet''

5. Additional Space Term Commencement Date. The term commencement date for the Additional Space shall be January 1, 2015 (the ''Additional Space Term Commencement Date").

6. Term Expiration Date. The term expiration date for the Leased Premises (the Existing Space and the Additional Space) shall be March 31, 2019 (the "Term Expiration Date''), subject to the option to extend set forth in Paragraph 7 below.

7. Option to Extend. Landlord hereby grants Tenant one (1) option to extend the term of the Lease for the Leased Premises (the Existing Space and the Additional Space together) for an additional period of five (5) years (from April I, 2019 through and including March 31, 2024) (the "Option Term'') pursuant to the terms and conditions set forth in Section 8.1 of the Initial Lease, except that: (a) Tenant must deliver the Option Notice to Landlord no later than July 1, 2018 and no earlier than April 1, 2018, (b) the monthly Base Rent payable during the initial year of the Option Term shall be 100% of the FMRR being agreed to (with annual market increases, if any) in new and renewal leases by the Landlord and other landlords of Comparable Buildings and tenants leasing space in the Building or Comparable Buildings; (c) any previous tenant improvements or tenant improvement allowances shall be irrelevant with respect to the Option Term (however, the foregoing does not preclude additional tenant improvements or a tenant improvement allowance to be provided for the Option Term); and (d) the Base Year during the Option Term shall be reset to the calendar year 2019.

8. Base Rent. The Base Rent from the Additional Space Term Commencement Date through the Term Expiration Date for the Leased Premises (the Existing Space and the Additional Space) shall be as follows:

January 1, 2015 through

December 31,2015:	$113,706.60 per month ($2.1 0 per rentable square foot of the Leased Premises per month).

Notwithstanding the foregoing (and subject to the terms and provisions of Paragraph 12 of Exhibit G, attached hereto, with respect to a Landlord failure to provide early access to the Additional Space), no Base Rent shall be payable for the Leased Premises (the Existing Space and the Additional Space) from January 1, 2015 through and including March 31,2015.

January 1, 2016 through

December 31,2016:	$116,955.36 per month ($2.16 per rentable square foot of the Leased Premises per month).

January 1, 2017 through

December 31,2017:	$120,745.58 per month ($2.23 per rentable square foot of the Leased Premises per month).

January 1, 2018 through
December 31,2018:         $123,994.34 per month ($2.29 per rentable square
foot of the Leased Premises per month).

January I, 2019 through

March 31,2019:	$127,784.56 per month ($2.36 per rentable square foot of the Leased Premises per month).

9. Tenant's Proportionate Share. Effective as of the Additional Space Tenn Commencement Date, the definition of Tenant's Proportionate Share defined in the Basic Lease Information sheet of the Lease shall be deleted in its entirety and replaced with the following:

"Tenant's Proportionate Share
(Building One):         100.00%

Tenant's Proportionate Share
(Building Two):         27.64%

Tenant's Proportionate Share
(Project):             64.21%"

10. Parking. Effective on the Additional Space Term Commencement Date, the definition of Parking set forth in the Basic Lease Information sheet of the Lease shall be deleted in its entirety and replaced with the following:

"Parking:
Two hundred sixteen (216) unreserved, surface parking spaces (based on four (4) parking spaces per one thousand (I ,000) rentable square feet). During the Term, Tenant shall have the right to have up to 5 of its parking spaces marked as "Zeltiq Visitor'' parking in a location that is mutually acceptable to Landlord and Tenant (however, with respect to the foregoing "Zeltiq Visitor'' parking, Landlord shall have no obligation to monitor or enforce the validity of the vehicles parking/parked in such parking spaces)''

11. Additional Space Tenant Improvements; Acceptance of the Additional Space. Landlord's Contractor (as defined in Exhibit G) shall construct and install the Additional Space Tenant Improvements (as defined in Exhibit G) in the Additional Space. Except for the Additional Space Tenant Improvements, any other Landlord obligations pursuant to the Lease (which includes this Fifth Amendment and all previous amendments), and any latent defects, Tenant accepts the Additional Space in its existing "as-is" and "with all faults" condition. Landlord shall be responsible to deliver the Additional Space with all HVAC, lighting, electrical, plumbing, fire sprinkler system and other building systems in good working condition and in compliance with applicable current code and other laws.

12. Project Improvements. Landlord, at Landlord's sole cost and expense (i.e., the costs shall not be included in Basic Operating Costs of Tenant or charged to Tenant in any way), shall be responsible to perform the following improvements (collectively, the "Project Improvements"), which Project Improvements shall be completed as soon as commercially reasonable following the full execution and delivery of this Amendment, but not later than March 31, 2015 (subject to force majeure): (i) improve the restrooms directly behind the reception area of the Willow Building to the materially same standard as the second (2"d) floor restrooms located in the Gibraltar Building, including ensuring that said restrooms are in compliance with applicable accessibility and building code laws in effect as of the Additional Space Term Commencement Date; (ii) re-sealing and striping of the parking lot of both buildings; (iii) painting the cement pony wall and removing the existing metal furnishings in the

"outside seating area" located on the west side of the Willow Building; (iv) improving the monument sign on Willow Road nearest the primary entrance to the Willow Building per Exhibit I attached hereto; and (v) causing Landlord's HVAC vendor to provide on-site control of all heating and cooling of the Willow Building so that Tenant can adjust zone temperature setpoints within the Willow Building during (i) Building hours of operation of 7:00a.m. to 6:00 p.m., Monday through Friday (excluding holidays), and (ii) after-hours (including, without limitation, weekends and holidays). The cost for said after-hours HVAC usage of the HVAC equipment shall be as set forth in Section 4.2(c) of the Initial Lease; Tenant shall allow Landlord, its employees, agents, consultants, contractors and vendors to inspect the HVAC equipment (to the extent located within the Leased Premises) in order to review the HVAC equipment run times in order to calculates such after-hours usage. Landlord and Tenant shall coordinate and agree on the timing for the Project Improvements so as to minimize disruption to Tenant's business operations; however, Tenant acknowledges that the Project Improvements shall be performed during the normal business day.

13. Existing Space Tenant Improvements. Tenant's Contractor (as defined in Exhibit H) shall construct and install the Existing Space Tenant Improvements (as defined in Exhibit H) in the Existing Space. Tenant is in possession of the Existing Space and hereby accepts the Existing Space in its existing "as-is" and "with all faults'' condition.

14. Security Deposit. The existing letter of credit in the amount of $155,000.00 and the additional security deposit in the amount of $5,971.80 deposited by Tenant in accordance with the Fourth Amendment shall continue to be held by Landlord during the Term of the Lease (including any Term extensions).

15. Right of First Offer. During the Term, Tenant shall have an on-going right of first offer to lease space that becomes available in the Gibraltar Building (as applicable, a "ROFO Space") as set forth below. Landlord shall keep Tenant reasonably informed of the date of all potential vacancies for a ROFO Space(s). Before entering into a new lease for a ROFO Space with a party other than the then-current tenant of the ROFO Space or a tenant with pre existing rights, Landlord shall notify Tenant in writing of the terms and conditions upon which Landlord is willing to lease such space (the "ROFO Offer Notice"). If Tenant wishes to exercise its option to lease the applicable ROFO Space, Tenant, shall, within five (5) business days after receipt of the ROFO Offer Notice, deliver written notice to Landlord of Tenant's irrevocable exercise of its option to lease such space on the terms set forth in the ROFO Offer Notice. If Tenant fails to respond to the ROFO Offer Notice within the five (5) business day period, the right of first offer set forth in this paragraph for the applicable ROFO Space shall be null and void and of no further force or effect for the current vacancies, and Landlord shall be free to lease such space to any other persons or entities, free of any restrictions set forth herein. This right of first offer shall only be exercisable by the originally named Tenant set forth in this Amendment and only if Tenant has not sublet any portion of the Leased Premises to parties unrelated to Tenant's business and has no intention to sublet the ROFO Space to parties unrelated to Tenant's business. This right of first offer shall be suspended during any period in which Tenant is in default (beyond any applicable notice and cure period) until said default has been cured. The period of time within which this right of first offer may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise such rights because of the foregoing provisions. Time is of the essence.

16.     Tenant's Additional Signage.

(a) Subject to the terms and provisions of Section 4.4 of the Initial Lease, including, without limitation, the approvals required therein from the Landlord, the City of Pleasanton, and the Hacienda Business Park Owners Association, Tenant shall have the right to install a raised letter, back-lit sign ("ZELTIQ") on the Willow Building at the main entrance of 4698 Willow Road. Installation, fabrication, maintenance and removal of Tenant's sign shall be at Tenant's sole cost and expense; provided, however, .Tenant may utilize Landlord's Contribution set forth in Exhibit H towards the costs of fabrication and installation of Tenant's sign. Tenant shall remove Tenant's sign and repair any damage caused by the installation or removal of such signage (and Tenant shall restore the installation area to the condition existing prior to installation of such signage) at the expiration or earlier termination of the Lease.

(b) With respect to the Additional Space, Landlord, at Landlord's cost, shall provide Building standard identification of Tenant's name and suite numerals (i) on a building directory in the Building lobby, if any, and (ii) at the main entrance door to the Leased Premises. With respect to the Additional Space, subject to the terms and provisions of Section 4.4 of the Initial Lease, including, without limitation, the approvals required therein from the Landlord, the City of Pleasanton, and the Hacienda Business Park Owners Association, Tenant shall have the right, at Tenant's sole expense, to erect and maintain one (1) band on one side of the monument sign located on Gibraltar Drive, which monument signage is shared with the tenant(s) of the Gibraltar Building. Tenant shall remove Tenant's monument signage and repair any damage caused by the installation or removal of such signage (and Tenant shall restore the installation area to the condition existing prior to installation of such signage) at the expiration or earlier termination of the Lease.

17.     Satellite Dish.

(a) Tenant shall have the right to install on the roof of the Willow Building, in an area designated by Landlord (the "Rooftop Area''), in Landlord's reasonable discretion, and at Tenant's sole cost, one (1) satellite dish, provided that Landlord has, in its sole and absolute discretion, approved the design, size (Landlord will approve a satellite dish which does not exceed twenty-four inches (24") in diameter) and weight of such satellite dish and associated equipment (the "Equipment"). The location, design, size and weight of such Equipment may also be subject to the approval of the City of Pleasanton and the Hacienda Business Park Owners Association.

(b) Tenant's use of the Rooftop Area and the Equipment shall be in compliance with the provisions of the Lease and in compliance with all applicable laws and governmental requirements, including, without limitation, laws and governmental requirements of the City of Pleasanton and such satellite dish shall be used solely for communications used in the conduct of Tenant's business in the Leased Premises.

(c) Prior to any new installation, Tenant shall furnish detailed plans and specifications for the installation to Landlord for its written approval. Tenant shall also obtain written approval from the City of Pleasanton and the Hacienda Business Park Owners Association, if necessary. Upon approval from all of the foregoing parties, the Equipment shall be installed, at Tenant's expense, and the installation shall be attractively screened if so required by Landlord, or by applicable laws. Landlord shall require use of a non-penetrating roof mount. If reasonably requested by Landlord, a roofing company acceptable to Landlord shall at Tenant's expense install an appropriate base upon which Tenant's installation shall be mounted. All aspects and phases of Tenant's installation of the Equipment shall at all times be subject to supervision and approval by Landlord (solely to protect Landlord's interests; Landlord shall have no obligation to Tenant to exercise any such power of supervision or approval). Tenant shall be responsible for procuring whatever consents, approvals, licenses or permits may be required for the installation, use, operation and removal of Tenant's system. Landlord makes no warranties or representations as to the permissibility of any such installation by Tenant. All costs and expenses incurred in connection with any such installation or proposed installation by Tenant, including, without limitation, any cost or expenses incurred by Landlord in connection with review or supervision or obtaining approvals, shall be borne by Tenant.

(d)     Tenant shall be permitted access to the area on the roof (24 hours per day,
365 days per year) where any such installation may be made as necessary for the installation and maintenance thereof. Landlord, at Landlord's sole expense, shall at all times have the right to relocate the Equipment installed by Tenant to another location on the roof of the building; provided, however, that the Equipment shall not be relocated to a location that would materially reduce the utility of the satellite dish and such relocation shall be conducted in such a manner as will minimize interference with Tenant's operations.

(e) Tenant shall at all times and at Tenant's sole expense be responsible for proper maintenance of the Equipment (and for the repair of any damage caused to the roof by the Equipment or Tenant's access to the Rooftop Area) and all governmental permits and approvals required in connection therewith. The Equipment and the Rooftop Area on which it is located shall be deemed to be part of the Leased Premises for purposes of Tenant's insurance and indemnification obligations under the Lease. If any use thereof by Tenant interferes in any manner with the ability of other tenants or occupants of the Project to communicate in any manner (whether by telephone, radio, cable, television, microwave, computer or otherwise), then Tenant shall do whatever is necessary to stop such interference. Tenant may at any time, and shall at expiration or earlier termination of the term of the Lease if so requested by Landlord, remove Tenant's installation, restore the building to the condition existing prior to Tenant's installation, and repair any damage caused by Tenant's installation or removal.

18. Restoration. Landlord agrees that Tenant shall have no restoration obligations with respect to the improvements currently existing in the Existing Space; provided, however, the foregoing does not apply to the Wire Restoration Work, which remains a Tenant obligation.

19.     Electric Car Charging Stations.

(a) Tenant shall have the right to install and operate, at Tenant's sole cost and expense, on parking spaces mutually agreed upon by the parties, up to two (2) electric charging stations for plug-in electric vehicles and associated equipment (collectively, the "Special Purpose Equipment"). Electrical distribution and electrical metering with respect to the Special Purpose Equipment shall be installed by Tenant. The location, design, size and weight of such Special Purpose Equipment shall be subject to written approval by Landlord (which approval shall not be unreasonably withheld), the City of Pleasanton, and, if necessary, the Hacienda Business Park Owners Association. The Special Purpose Equipment shall at all times remain the property of Tenant.

(b) In installing the Special Purpose Equipment, Tenant shall adhere to industry standards for installation and workmanship, all work to be completed to Landlord 's reasonable satisfaction. Upon termination of the Lease, Tenant shall, if so requested by Landlord at the time of written approval by Landlord for the installation of the Special Purpose Equipment, remove the Special Purpose Equipment and shall repair, to Landlord 's reasonable satisfaction, any damage caused by the installation or removal of the Special Purpose Equipment.

(c) Tenant shall, at its sole cost, immediately repair and restore to its prior condition any damage to the Project caused by the installation, operation or maintenance of the Special Purpose Equipment. If Tenant fails to repair and restore damage caused to the Project within a reasonable time, Landlord shall have the right to repair and restore such damage and receive reimbursement from Tenant of all costs incurred by Landlord. All costs incurred by Landlord as a result of the existence of the Special Purpose Equipment, including, without limitation, all electrical use, shall be considered an extra service as set forth in Section 4.2 and shall be paid directly to the utility company or reimbursed to Landlord by Tenant.

(d) As long as Landlord has a reasonable purpose, Landlord, at Landlord's cost, shall have the right to relocate the Special Purpose Equipment to other parking spaces in the Project, provided 1) Landlord pays for all costs associated with said relocation (including required permits), and 2) the new location is reasonably acceptable to Tenant.

(e) All aspects and phases of Tenant's installation of the Special Purpose Equipment shall at all times be subject to supervision and approval by Landlord (solely to protect Landlord's interests; Landlord shall have no obligation to Tenant to exercise any such power of supervision or approval). Tenant shall be responsible for procuring whatever consents, approvals, licenses or permits may be required for the installation, use, operation and removal of Tenant's system. Landlord makes no warranties or representations as to the permissibility of any such installation by Tenant. All costs and expenses incurred in connection with any such installation or proposed installation by Tenant, including, without limitation, any cost or expenses incurred by Landlord in connection with review or supervision or obtaining approvals, shall be borne by Tenant.

(f) Tenant shall at all times, and at Tenant's sole expense, be responsible for proper maintenance of policing of the Special Purpose Equipment and all governmental permits and approvals required in connection therewith, and Tenant and acknowledges and agrees that Landlord shall have no duty to maintain or police the use of the Special Purpose Equipment. The Special Purpose Equipment and the areas on which it is located shall be deemed to be part of the Leased Premises for purposes of Tenant's insurance and indemnification obligations under the Lease. If any use of the Special Purpose Equipment interferes in any manner with the ability of other tenants or occupants of the Building to conduct its business, then Tenant shall do whatever is necessary to stop such interference.

20. Brokers. Except for CBRE, Inc. (Landlord's and Tenant's broker), the parties represent and warrant to each other that it has not had any dealings with any brokers, agents, finders or other similar parties in connection with the negotiation of this Amendment and the consummation of the transaction contemplated hereby. The parties hereby agree to indemnify, defend and hold each other free and harmless from and against liability for compensation or charges which may be claimed by any agent, broker, fmder or other similar party (other than CBRE, Inc.) by reason of any dealings with or actions of such party in cmmection with the negotiation of this Amendment and the consummation of this transaction, including any costs, expenses and attorney's fees incurred with respect thereto.

21. Effect of Amendment; Ratification. Except to the extent the Lease is expressly modified by this Amendment, the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant except as are set forth in the Lease and in this Amendment. All negotiations and oral agreements acceptable to both parties have been merged into and are included in the Lease and in this Amendment. It is understood that the Lease and this Amendment supersedes and cancels any and all previous negotiations, arrangements, agreements, understandings, and representations.

22. Confidentiality Provision. Tenant and Landlord and their employees and agents agree to keep the terms of this Amendment and all documentary or verbal information concerning the circumstances leading to or surrounding this Amendment absolutely confidential and will not publicize or disclose such confidential information to anyone, except Tenant's and Landlord's own attorneys, accountants, lenders, financial partners, or tax preparers, pursuant to court order, or required to be disclosed or filed by governmental regulatory authorities including the U.S. Securities and Exchange Commission ("SEC'}

23. Representations and Warranties. Tenant hereby represents, warrants and agrees that as of the date hereof: (i) to Tenant's knowledge, there exists no default under the Lease, as amended by this Amendment; (ii) the Lease, as amended by this Amendment, continues to be a legal, valid and binding agreement and obligation of Tenant; (iii) Landlord is not in default under the Lease, as amended by this Amendment; and (iv) Tenant has no offset or defense to its performance or obligations under the Lease, as amended by this Amendment.

24. Counterparts; Signatures. This Amendment may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that facsimile signatures or signatures transmitted by electronic mail in so-called "pdf' format shall be legal and binding and shall have the same full force and effect as if an original of this Amendment had been delivered.

25.     Accessibility Inspection Disclosure. Pursuant to California Civil Code Section
1938, Landlord hereby advises Tenant that Landlord has not had the Leased Premises (the
Existing Space and the Additional Space) inspected by a Certified Access Specialist.

[SIGNATURE PAGE FOLLOWS]

26. Governing Law. This Amendment and any enforcement of the agreements set forth above shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, this Amendment is being executed by the parties on the date set forth above.

"LANDLORD":

HACIENDA PORTFOLIO VENTURE LLC, a Delaware limited liability company

By:	HACIENDA PORTFOLIO MEMBER, LLC, a Delaware limited liability company, its Co-Managing Member

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By: /s/ Michael S. Benson
Name: Michael S. Benson
Title: Assistant Managing Director Asset Management

By: /s/ Jay Fisher
Name: Jay Fisher
Title: Assistant Managing Director Asset Management

By:	EPI HACIENDA LLC,
a California limited liability company,
its Managing Member

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its Manager

By: /s/ James F. Ellis
Name: James F. Ellis
Title: Managing Member

"TENANT":

ZELTIQ AESTHETICS, INC.,
a Delaware corporation

By: /s/ Sergio Garcia
Name: Sergio Garcia
Title: SVP, General Counsel & Corporate Secretary

EXHIBIT A

FLOOR PLAN OF THE LEASED PREMISES
(Existing Space and Additional Space)

[Floor Plan of Premises]

EXHIBIT G

ADDITIONAL SPACE TENANT IMPROVEMENTS

1. Additional Space Tenant Improvements. Landlord shall select a contractor (the "Landlord's Contractor") to construct and install the Additional Space Tenant Improvements (as defined below). Landlord's Contractor, at Landlord's sole cost and expense. shall construct and install the tenant improvements (the "Additional Space Tenant Improvements") in the Additional Space, with Building standard materials, substantially in accordance with the space plan labeled Project #14069 prepared by ID/Architecture, dated 04-23-14 (the "Additional Space Tenant's Plans") attached to this Exhibit G as Exhibit G-1. Notwithstanding the foregoing, the parties agree that (i) any improvement or installation that is not referenced in Exhibit G-1, and (ii) improvements referenced in Exhibit G-1 as an "Alternate" and with the Tenant identified as the responsible party to pay for such Alternate (a "Tenant Paid Alternate''), shall be Tenant's responsibility, including, without limitation, phone and data cabling, Tenant's security system, telephone conduits. furniture, fixtures, and equipment, or any specialized improvements. Landlord shall cause the preparation of construction documents (the "Construction Documents") consistent with the Additional Space Tenant's Plans, which shall be subject to Tenant's written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and upon such approval shall be known as the "Final Construction Documents." For the sake of clarity, Tenant may use the funds from Landlord's Contribution as defined within Exhibit H towards any Tenant Paid Alternate or additional tenant improvements for the Additional Space.

2. Permits. Landlord, at its sole cost and expense, shall secure all permits and the approval of all government authorities with jurisdiction over the Project with respect to the construction of the Additional Space Tenant Improvements; provided, however, if needed, Tenant shall cooperate fully with Landlord with respect to the foregoing.

3. Landlord's Review. Landlord's review and approval of the Additional Space Tenant's Plans shall not constitute, and Landlord shall not be deemed to have made, any representation or warranty as to the suitability of the Additional Space or the Additional Space Tenant Improvements for Tenant's business requirements.

4. Construction. The Additional Space Tenant Improvements shall be completed in accordance with the Final Construction Documents by Landlord's Contractor in a good and workmanlike manner and in compliance with all applicable laws codes, ordinances, rules and regulations.

5. Landlord's Contribution. Landlord shall pay for the costs of preparing the Construction Documents, obtaining permits, and for the costs of constructing the Additional Space Tenant Improvements.

6.     Change Orders.

(a) If Tenant requests any change in the Final Construction Documents, Tenant shall request such change in a written notice to Landlord (a "Change Order"); provided, however, Tenant shall, at its sole cost, pay for all costs to the extent such changes actually increase the cost to Landlord to complete the Additional Space Tenant Improvements, including, without limitation, additional design and construction costs, and all Change Orders shall include a four percent (4%) construction management fee payable to Landlord with respect to the design and construction costs of the applicable Change Order. Landlord acknowledges that Tenant may select materials and finish (''Tenant Selected Materials and Finish'') that are above Building standard materials (described in Paragraph 1 above) in which event such materials and finish shall be incorporated in the Construction Documents; provided, however, the difference in cost (if greater) between the Tenant Selected Materials and Finish and the Building standard materials shall be paid solely by Tenant.

(b) Landlord acknowledges that Tenant is currently evaluating whether or not to include a 1,500 to 2,000 square foot classroom in the Additional Space. Tenant must provide Landlord written notice no later than September 15, 2014, of its election to include said classroom, which shall be treated as a Change Order. If Tenant elects to include said classroom, Tenant acknowledges and agrees that Landlord may require Tenant to remove the classroom and any associated improvements at the expiration or earlier termination of the Lease. Upon approval of the Change Order, Landlord shall indicate which classroom and any associated improvements that Landlord will require Tenant to remove at the expiration or earlier termination of the Lease. Notwithstanding the foregoing, if Tenant exercises its five (5) year option to extend set forth in Paragraph 7 of the Fifth Amendment and Tenant remains in the Leased Premises for the entire five (5) year period, Tenant will not be required to remove the classroom and any associated improvements. Tenant acknowledges and agrees that its Change

Order to include a classroom may delay completion of the Additional Space Tenant Improvements and that if the delay actually delays the Additional Space Term Commencement Date, then the Additional Space Term Commencement Date shall be the date that would have been the Additional Space Term Commencement Date but not for Tenant's Change Order to include a classroom. Landlord shall bid the Additional Space Tenant Improvements competitively to a mutually acceptable number of general contractors. If the general contract for the Additional Space Tenant Improvements has not already been bid when the Tenant notifies Landlord of the Change Order, Landlord shall use commercially reasonable efforts to include the Change Order scope of work in the bid documents, and, if the general contract has already been bid, the selected Landlord's Contractor shall provide pricing on the Change Order to include a classroom. Landlord shall provide Tenant with the estimated pricing and time of construction and obtain Tenanf s authorization before proceeding with the Change Order work to include a classroom.

7. Requirements for Work Performed b y Tenant. All other work performed in the Additional Space by Tenant or Tenant's contractor or subcontractors prior to Tenant's occupancy of the Additional Space (including all fit-up work) shall be subject to the following additional requirements:

(a) Such work shall not proceed until Landlord has approved in writing (which approval such not be unreasonably withheld, conditioned or delayed): (i) the amount and coverage of public liability and property damage insurance, with Landlord named as an additional insured, on such liability coverage carried by Tenant's contractor, (ii) complete and detailed plans and specifications for such work, and (iii) a schedule for the work.

(b) All work shall be done in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any case, all such work shall be performed in accordance with all applicable laws. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant's failure to comply with applicable laws.

(c) Tenant or Tenant's contractor shall arrange for necessary utility, hoisting and elevator service, on a nonexclusive basis, with Landlord. Landlord agrees to cooperate reasonably with Tenant in connection therewith and not to charge Tenant or impose any fee for Tenant's use thereof.

(d) Tenant shall be responsible for cleaning the Additional Space and the Project and removing all debris in connection with its work, except for work performed by Landlord's Contractor. All completed work shall be subject to inspection and acceptance by Landlord.

(e) Landlord shall not unreasonably withhold, delay or condition to any consent or approval that is required hereunder.

8. Tenant Delay. If the completion of the Additional Space Tenant Improvements is actually delayed (i) at the request, in writing, of Tenant, (ii) by Tenant's failure to comply with the provisions herein (including failure to pay any sums payable by Tenant, failure to provide or approve certain items within the time periods specified herein, or failure to comply with the early access terms and conditions) or failure to reasonably cooperate with Landlord, (iii) by changes in the Additional Space Tenant's Plans ordered by Tenant in writing or by extra work ordered by Tenant, (iv) because Tenant chooses to have additional work performed by Landlord (collectively, "Tenant Delay"), then Tenant shall be responsible for all out-of-pocket costs and any expenses occasioned by such Tenant Delay including, without limitation, any costs and expenses attributable to increases in labor or materials (which payment shall be made by Tenant within thirty (30) days of receipt by Tenant of copies of invoices and supporting documentation in connection therewith); and, if such delay actually delays the Additional Space Term Commencement Date, then the Additional Space Term Commencement Date shall be the date that would have been the Additional Space Tem1 Commencement Date but not for Tenant's Delay.

9. Substantial Completion. "Substantial Completion'' shall mean (and the Additional Space shall be deemed "Substantially Complete") when installation of the Additional Space Tenant Improvements for the Additional Space by Landlord's Contractor has occurred in accordance with the provisions of this Exhibit G, subject to the completion of punchlist items (as described below). Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete punchlist items or similar corrective work. Subject to Tenant Delay, the Additional Space shall be Substantially Complete on or before December 1,
2014.

10. Punchlist. Upon Substantial Completion of the Additional Space, Landlord and Tenant shall inspect the Additional Space together and prepare a punchlist. The punchlist shall list incomplete, minor or insubstantial details or construction and needed finishing touches that do not unreasonably interfere with Tenant's intended use of the Additional

Space. Landlord shall complete the punchlist items in an expeditious manner in no event later than thirty (30)
01451011/519589v4     3

days after the Additional Space Term Commencement Date (however, if the nature of Landlord's obligation to complete a specific punchlist item is such that more than thirty (30) days after the Additional Space Term Commencement Date are reasonably required for its performance, then Landlord shall not be in breach of this Paragraph 10 if performance is commenced within such the time period set forth above and thereafter diligently pursued to completion).

12. Early Access. Tenant shall be given access to the Additional Space approximately four (4) weeks prior to the Additional Space Term Commencement Date in order for Tenant to install Tenant's furniture, trade fixtures, and equipment. From the date Tenant is given early access to the Additional Space as set forth above through the actual Additional Space Tenn Commencement Date, Tenant shall be subject to all of the covenants in the Lease, except that Tenant's obligation to pay Base Rent for the Additional Space shall commence in accordance with Paragraph 8 of the Fifth Amendment; provided, however, (i) Tenant shall exercise such right of access in a manner that comports with the requirements of all relevant insurance policies, (ii) Tenant (and Tenant's contractors, vendors, agents, and employees) shall not disrupt or delay the performance of the Additional Space Tenant Improvements, if applicable, and (iii) Tenant (and Tenant's contractors, vendors, agents, and employees) shall in no event give directions to (or otherwise interfere with) any parties performing the Additional Space Tenant Improvements, if applicable. Tenant shall indemnify and hold the Landlord free and harmless from any and all liens, costs, and liabilities or expenses incurred in connection with any early access of Tenant. Subject to (x) the foregoing, including, without limitation, that Tenant (and Tenant's contractors, vendors, agents, and employees) shall not disrupt or delay the performance of the Additional Space Tenant Improvements during its early access, (y) the Tenant Delay provisions, including, without limitation, changes in the Additional Space Tenant's Plans ordered by Tenant in writing or by extra work ordered by Tenant, and (z) force majeure, Tenant's obligation to pay Base Rent for the Additional Space shall be delayed one (1) day for each day following December 1, 2014 that Landlord fails to provide access to the Additional Space.

EXHIBIT G-1

ADDITIONAL SPACE TENANT'S PLANS

[Floor Plan of Premises]

ADDITIONAL SPACE TENANT'S PLANS - ALTERNATES

Alternate                  Responsible
Party
1. - Acoustical Ceiling                                    Landlord
Add main runners at each slot diffuser and vacant tile to reduce sagging

2. - HVAC                                        Landlord
Replace existing slot diffusers with Standard T-bar grilles and patch grid at area of work

3. - HVAC                                        Tenant
Install dryer vent to roof

4. - Plumbing                                        Tenant
Add in-wall box for future refrigerator

5. - Plumbing                                        Tenant
Add garbage disposal (includes electrical)

6. - Millwork                                        Tenant
Add millwork in prep room, and washer/dryer

7. - Plumbing                                        Tenant
Per note 14: add plumbing for washing machine. Provide in-wall washing machine box, sanitary waste vent, hot & cold. Hot water from new overhead

8. - Flooring                                        Tenant

Per note 10: Add to install floating wood laminate flooring in lieu of
VCT in Demo rooms 207-209. Allowance for wood is $12/sf installed.

9. - Drywall (Intentionally deleted)                            Not elected

10. - HVAC                                        Tenant
Install exhaust fan for IT room, vent to plenum. (Includes electrical.)

EXHIBIT H

EXISTING SPACE TENANT IMPROVEMENTS

1. Existing Space Tenant Improvements. Tenant shall select a contractor (the "Tenant's Contractor") to construct and install the Existing Space Tenant Improvements (as defined below). Tenant's Contractor must be approved by Landlord, which approval shall not be unreasonably withheld. In addition, the preliminary construction budget must be approved by Landlord, which approval shall not be unreasonably withheld. Tenant's Contractor shall construct and install the Existing Space Tenant Improvements (the "Existing Space Tenant Improvements") in the Existing Space, substantially in accordance with plans, working drawings and specifications (the "Existing Space Tenant's Plans'') prepared by Tenant's architect ("Tenant's Architect") and the Existing Space Tenant's Plans shall be approved by Landlord, which approval shall not be unreasonably withheld. Tenant shall deliver the Existing Space Tenant's Plans to Landlord via hard copy and via an electronic CAD file with the exception of those improvements that do not required permits and therefore will not require such plans to be created. Tenant acknowledges that Landlord may condition its approval of the Existing Space Tenant Improvements on Tenant's agreement to remove them prior to the Term Expiration Date, repair any damage resulting from such removal and restore the Existing Space to their condition existing prior to the date of the installation of such improvements. Notwithstanding the foregoing, if Tenant exercises its five (5) year option to extend set forth in Paragraph 7 of the Fifth Amendment and Tenant remains in the Leased Premises for the entire five (5) year period, Tenant will not be required to remove or restore the Existing Space Tenant Improvements listed below (or other improvements that would be consistent with the contemplated changes below) to their original condition. After written approval of the Existing Space Tenant's Plans by Landlord, Tenant's Architect shall prepare the construction documents (the "Construction Documents'') consistent with the Existing Space Tenant's Plans, which shall be subject to Tenant's and Landlord's written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and upon such approval shall be known as the "Final Construction Documents.'' Tenant and Landlord shall cooperate with and diligently assist the Tenant's Architect in completing the Construction Documents. Landlord agrees that the Existing Space Tenant Improvements may include (however, Tenant has no obligation to include) the following: (i) replacement of the blinds in all windows, (ii) installation of two (2) electric car charging stations tor the Willow Building for Tenant's exclusive use, subject to Paragraph 20 of the Fifth Amendment, (iii) expansion of the size of one (1) of the three (3) server rooms, (iv) repair and replacement, as needed, of the HVAC systems serving the three (3) server rooms, (v) installation of a Halon system in one (1) server room and disconnection of the sprinkler system in such server room, (vi) replacement of carpet, new paint and other finish work in selected areas of the Existing Space, (vii) remodeling of the front lobby of the Willow Building, including modifying the lobby size, adding new finishes, and adding new lighting, (vii) upgrading the small break room in the Willow Building with new finishes, millwork and additional lighting, and (viii) installation of new outdoor furniture, potted plants, etc. in the outside seating area located on the west side of the Willow Building.

2. Construction Documents. The Construction Documents shall comply with all applicable codes, laws, ordinances, rules and regulations, shall not adversely affect the Building shell or core or any systems, components or elements of the Building, shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over the Building, and shall be otherwise satisfactory to Landlord in Landlord's reasonable discretion. The Construction Documents shall be complete plans, working drawings and specifications as required to obtain a permit for the layout, improvement and finish of the Existing Space Tenant Improvements consistent with the design and construction of the applicable building, including mechanical and electrical drawings and decorating plans, showing as many of the following as possible:

(a)     Location and type of all partitions;
(b)     Location and type of all doors, with hardware and keying schedule;
(c)     Ceiling plans, including light fixtures;
(d)     Location of telephone equipment room, with all special electrical and cooling requirements; lights;
(e)     Location and type of all electrical outlets, switches, telephone outlets, and
(f)     Location of all fire/life safety systems, including, without limitation, location of all sprinklers;
(g)     Location and type of all equipment     requiring special electrical requirements;
(h)     Location, weight per square foot and description of any heavy equipment or filing system exceeding fifty (50) pounds per square foot live and dead load;
(i)     Requirements for air conditioning or special ventilation;
(j)     Type and color of floor covering;
(k)     Location, type and color of wall covering;
(1)    Location, type and color of paint or finishes;

(m)     Location and type of plumbing;
(n)     Location and type of kitchen equipment;
(o)     Indicate critical dimensions necessary for construction;
(p) Details showing all millwork with verified dimensions and dimensions of all equipment to be built in, corridor entrances, bracing or support of special walls or glass partitions, and any other items or information requested by Landlord; and
(q)    Location of all cabling.

3. Landlord's Review. Landlord's review and approval of the Existing Space Tenant's Plans or the Construction Documents shall not constitute, and Landlord shall not be deemed to have made, any representation or warranty as to the compliance of the Existing Space Tenant Improvements with any laws or as to the suitability of the Existing Space or the Existing Space Tenant Improvements for Tenant's needs.

4. Construction. The Existing Space Tenant Improvements shall be completed substantially in accordance with the Final Construction Documents by Tenant's Contractor in a good and workmanlike manner. Tenant shall promptly pay when due the entire cost of all of the Existing Space Tenant Improvements (including the cost of all utilities, pem1its, fees, taxes, and property and liability insurance in connection therewith) required by the Final Construction Documents.

5.     Landlord's Contribution; Liens; Fee.

(a) As Landlord's contribution for the costs of constructing or performing the Existing Space Tenant Improvements, Landlord shall give Tenant an allowance in the maximum amount of $424,000.00 ("'Landlord's Contribution"). Landlord shall pay Landlord's Contribution to Tenant within thirty (30) days of Landlord's receipt of a written request for payment accompanied by copies of written invoices, completion lien waivers with respect to the Existing Space Tenant Improvements, all required governn1ental approvals with respect to the Existing Space Tenant Improvements, other written evidence reasonably satisfactory to Landlord showing the costs incurred, and the Existing Space Tenant Improvements Close-Out Items (as defined below). Tenant shall indemnify and protect Landlord against any liability for mechanics, materialmen's and other liens or claims with respect to the Existing Space Tenant Improvements and equipment installed in the Existing Space and shall obtain releases to liens as payments are made relating to such liens. The "Existing Space Tenant Improvements Close-Out Items" shall consist of (i) a letter from Tenant's Contractor stating that there are no outstanding change orders to be signed, invoiced, or paid, and that the final invoice amount covers all monies due on the applicable project, (ii) a certificate of completion from the Tenant's Architect stating that the Existing Space Tenant Improvements are is in compliance with the Final Construction Documents and all punch-list items have been completed, (iii) a complete and final budget for all hard and soft costs with respect to the Existing Space Tenant Improvements (including, without limitation, costs for architects, consultants, and permits), (iv) a subcontractor list by trade with contact information, (v) as-built drawings (in both CAD and PDF), (vi) Building plans, MEP plans, electrical panel schedules, FLS plans (fire alarm & fire sprinkler), process piping (if applicable), and a permit set (hard copy), and (vii) an unconditional lien release upon final payment to Tenant's Contractor and subcontractors and primary suppliers. In the event Tenant, in Tenant's sole discretion, elects to have Landlord manage the Existing Space Tenant Improvements, there shall be paid to Landlord from Landlord's Contribution a construction oversight fee equal to four percent (4%) of the design and construction costs of the Existing
Space Tenant Improvements.

(b) Tenant may begin drawing Landlord's Contribution following the full execution and delivery of the Fifth Amendment. Any Landlord's Contribution remaining on June 30, 2016 shall accrue to Landlord. In the event that Tenant has not spent the entire Landlord's Contribution by December 1, 2015, Landlord shall provide written notice to Tenant prior to December 15, 2015 advising Tenant of the amount of Landlord's Contribution remammg. Tenant shall respond in writing to Landlord within five (5) business days of receiving Landlord's notice with Tenant's good faith estimate of the amount of the remaining Landlord's Contribution that it intends to utilize and Tenant's good faith estimate of the timing for utilizing the remaining Landlord's Contribution. As stated previously, any Landlord's Contribution remaining on June 30, 2016 shall no longer be available to Tenant.

(c) Tenant shall be allowed to use a portion of Landlord's Contribution towards Change Orders associated with the Additional Space Tenant Improvements set forth in Exhibit G of the Fifth Amendment.

6. Changes. Except for minor and immaterial changes, if Tenant requests any change in the Final Construction Documents, Tenant shall request such change in a written notice to Landlord.

7. Requirements for Work Performed by Tenant. All work performed at the Building or in the Project by Tenant or Tenant's contractor or subcontractors shall be subject to the following additional requirements:

(a) Such work shall not proceed until Landlord has approved in wntmg (which approval such not be unreasonably withheld, conditioned or delayed): (i) the amount and coverage of public liability and property damage insurance, with Landlord named as an additional insured, on such liability coverage carried by Tenant's Contractor, (ii) complete and detailed plans and specifications for such work, and (iii) a schedule for the work.

(b) All work shall be done in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any case, all such work shall be performed in accordance with all applicable laws. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant's failure to comply with applicable laws.

(c) Tenant shall be responsible for cleaning the Existing Space, the applicable building and the Project and removing all debris in connection with its work. All completed work shall be subject to inspection and acceptance by Landlord. Tenant shall reimburse Landlord for the actual out-of pocket cost for all extra expense incurred by Landlord by reason of faulty work done by Tenant or Tenant's Contractor or by reason of inadequate cleanup by Tenant or Tenant's Contractor.

8.    Tenant's Occupation of the Existing Space During Construction. This Paragraph
8 shall be applicable in the event that Tenant, in Tenant's sole discretion, elects to have Landlord manage the Existing Space Tenant Improvements. Tenant is presently in occupation of the Existing Space and therefore the construction or performance of the Existing Space Tenant Improvements shall take place during Tenant's occupation. Tenant, at its sole cost, shall be responsible for moving, if applicable, any of its furniture, fixtures, and equipment required with respect to the construction or performance of the Existing Space Tenant Improvements, and Tenant shall cooperate with Landlord in order to make the completion of the construction of the Existing Space Tenant Improvements as efficient as reasonably possible. Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use and occupation of the Existing Space during construction of the Existing Space Tenant Improvements; however, Tenant understands that some noise and dust will be unavoidable, and Tenant also understands that some portions of the Existing Space must be cordoned off and cannot be used by Tenant during construction of the Existing Space Tenant Improvements. Landlord shall not be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed under the Lease by reason of the construction of the Existing Space Tenant Improvements.

EXHIBIT I
MONUMENT IMPROVEMENTS

[Graphic of monument]